Exhibit 16.1

400 East Kaliste Saloom Rd., Ste. 7100 – Lafayette, LA 70508 337-234-8431 Phone – 337-237-2268 Fax – pncpa.com
A Professional Accounting Corporation

January 7, 2021

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Effective December 31, 2020, we resigned as the independent registered accounting firm of RedHawk Holdings Corp. (the “Company”).

We have read item 4.01 of the Company’s Form 8-K, dated January 7, 2021 and are in agreement with the statements contained in the first sentence of the second paragraph; and the complete third, fourth, fifth, sixth and seventh paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

Postlethwaite & Netterville, APAC

Lafayette, Louisiana